UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report: August 20, 2007
(Date of earliest event reported)

EMCOR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8267	11-2125338
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

________________

301 Merritt Seven
Norwalk, CT 06851
(Address of Principal Executive Offices, Zip Code)

(203) 849-7800
(Registrant’s telephone number, including area code)

________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 20, 2007, EMCOR Group, Inc. (the “Company”), a Delaware corporation, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with FR X Ohmstede Holdings LLC, a Delaware limited liability company (“Ohmstede Holdings”), for the Company to acquire all of the outstanding capital stock of FR X Ohmstede Acquisitions Co., a Delaware corporation (along with its subsidiaries, “Ohmstede”), in exchange for approximately $457 million in cash to be paid to Ohmstede Holdings. Ohmstede Holdings is a portfolio company of private equity firm First Reserve Corporation. As part of the transaction, William P. Reid and Douglas R. Harrington, Jr. will remain as senior executive officers of Ohmstede. The acquisition will be financed through a combination of available cash and long-term debt financing. The Company has received a bank commitment letter, subject to customary conditions, to provide up to $350 million at rates expected to be similar to the Company’s existing revolving credit facilities.

Consummation of the transaction is subject to customary closing conditions, including the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the absence of a material adverse effect on Ohmstede.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text thereof attached as an exhibit to this filing.

Item 9.01.		Financial Statements and Exhibits.

	(d)	Exhibits:

		Exhibit 2.1	Purchase and Sale Agreement, dated as of August 20, 2007,
between FR X Ohmstede Holdings LLC and EMCOR
Group, Inc.

		Exhibit 99.1	Press Release dated August 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2007	By:	/s/ Sheldon I. Cammaker
Sheldon I. Cammaker
Executive Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

2.1	Purchase and Sale Agreement, dated as of August 20, 2007, between FR
X Ohmstede Holdings LLC and EMCOR Group, Inc.

99.1	Press Release dated August 21, 2007.